NASDAQ:CECE NEWS RELEASE

CECO ENVIRONMENTAL ANNOUNCES

BUSINESS COMBINATION WITH H. M. WHITE, LLC

NEW YORK, February 2, 2006 - CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems announced today that it has entered into an agreement with H. M. White Company of Detroit, Michigan under which H.M. White will transfer its business to CECO through the assignment of new business, the leasing of property located in Detroit, and the licensing of relevant assets.

H. M. White is a $24 million supplier of engineering, design, manufacturing and installation services in the air pollution control industry. The company was founded in 1936 and employs 45 people.

The new entity, H. M. White, Inc., a wholly owned subsidiary of CECO Group, has already secured a $2.5 million contract for ventilation systems for an auto assembly plant in the Midwest and another $250,000 contract from a paint manufacturer.

Phillip DeZwirek, Chairman and CEO of CECO stated, "This transaction will enable CECO to expand on the growth that to date has been generated internally. CECO has as its goal to become the leading company in our industry and this is an important step in that direction."

David Blum, Senior Vice-President of CECO and Bill White, President of H. M. White issued a joint statement saying, "CECO and H.M. White have very similar business approaches and cultures. We are confident that, by combining our efforts and by having all the resources in CECO Environmental available to H. M. White and vice versa, we can enjoy a level of success that would not be possible separately."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its six subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic and Kirk & Blum - CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all-industrial process industries.

For more information on CECO Environmental please visit the company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.